Exhibit 10.20

May 15, 2015

Michael McKelvey

5512 Little Falls Road

Arlington, Virginia 22207

Dear Michael:

We are pleased to extend to you an offer of employment with inVentiv Health, Inc. (“inVentiv” or the “Company”) as Executive Vice President, inVentiv Health; President, inVentiv Health Clinical. You will be based in Arlington, Virginia but understand that you shall be obligated to travel to the Company’s offices in Burlington, Massachusetts, Princeton, New Jersey, Raleigh, North Carolina and to such other locations as may be reasonably necessary to perform your duties on behalf of the Company and its affiliates, reporting directly to me and Jeff McMullen.

We look forward to you starting your employment with us on or before June 8, 2015.

Your bi-weekly pay rate will be $20,192.31, which when annualized is $525,000, payable in accordance with the Company’s regular payroll practices and subject to applicable taxes and withholdings.

Annual Bonus

You will be eligible to participate in the Company’s annual bonus program. Your target is 100% of your annual base salary. Payments under the bonus program are discretionary and are based on various business-related factors, including achievement against Company and individual objectives. We anticipate that payment of any annual bonus will be made in the first quarter of the following calendar year, but the timing of any annual bonus payout, if any, shall be made in the Company’s sole discretion. You must be employed by the Company at the time of payout in order to be eligible for any bonus. The Company reserves the right to amend, modify and/or terminate the bonus program and other incentive compensation programs at its discretion, subject to all applicable laws and regulations.

For the 2015 Bonus Plan year, you are guaranteed to receive 50% of your target incentive, prorated to your date of hire. You must be employed by the Company at the time of payout in order to be eligible for any bonus.

Equity Incentive Plan

inVentiv is developing a new stock options-based equity award program. inVentiv expects that the terms of the plan, which are subject to Board of Directors approval, are as follows:

•	35% of award will be time-based options, vesting in 20% increments over 5 years, subject to your continued employment at the vesting date; and
•	65% of the award will be performance-based options, vesting in 20% increments for achieving certain rolling twelve-month EBITDA targets.

If the new equity program is approved, it is expected that you will receive a one-time award of 13,215 stock options, subject to Compensation Committee approval and the terms of inVentiv’s equity plans and related agreements.

Bonus

You will receive a bonus in the gross amount of $750,000, subject to applicable taxes and withholdings, payable bi-weekly over 12 months and within two pay periods of the earliest of the following events, should such event occur during your employment with the Company: 1) Change in Control, 2) Initial Public Offering, or 3) formal written notice of your involuntary termination by the Company without Cause.

•	“Change in Control” shall have the meaning set forth in the Severance and Non-Competition Agreement between you and the Company.
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“Initial Public Offering” shall mean the Initial Public Offering registered on Form S-l (or any successor form under the Securities Act) after the date hereof following which the Company’s Common Stock is listed on the New York Stock Exchange, the NASDAQ Global Select Market or any successor to the foregoing.

•	An involuntary termination without cause shall be a termination that is not voluntary and is without Cause as defined in the accompanying Severance and Non-Competition Agreement.
•	Such bonus shall be payable only if one of these three events occurs during your employment with the Company.

Benefits Plans

Below is a list of the benefits you are eligible for as an employee of inVentiv:

•	Your eligibility for vacation is determined by your date of hire. You are eligible to accrue four (4) weeks of vacation annually.
•	The Company observes seven (7) designated holidays (plus 2 floating holidays will be awarded).
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The Company sponsors a 401 (k) retirement savings plan, which allows employees to save up to 75% of their eligible compensation on a pre-tax basis, subject to annual contribution limits. Employees are eligible to enroll in the plan immediately upon hire. The Company matches $.50 for every $1.00 up to a maximum of 6% of your base salary. You must be actively contributing to the 401 (k) plan in order to receive the Company match. Company contributions are vested 25% annually after completion of one year of employment and 100% vested upon completion of four years of employment.

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Group medical, vision, and dental insurance coverage are available. You will be eligible to enroll the first day of the month coincident with or following your date of hire. You will have 30 days from your eligibility date to elect our benefits or you will forfeit your opportunity to select coverage until the next annual open enrollment period.

•	Basic life, accidental death and dismemberment, short term disability, and long term disability insurance coverage are Company paid benefits, effective on your date of hire.

Please be aware that this offer of employment is contingent upon the following:

•	Signing and returning the Company’s Severance and Non-competition Agreement (to be provided under separate cover).
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Your ability to provide the Company with documentation of your authorization to work in the United States, as required by the Federal Immigration Reform and Control Act (as amended), no later than three (3) days after your first day of employment.

•	Successfully passing the Company’s background investigation and drug screening.
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Background investigation: You will receive an email from Sterling Infosystems containing important instructions for completing this investigation. Sterling will also require that you electronically sign a consent form for the purpose of the background check.

•	Drug abuse screening: Please watch for an email from LabCorp, which will contain your chain of custody form and a link so you can find the nearest LabCorp location to you.
•	Successful completion of reference checks.

Failure to comply with the above and/or providing false or fraudulent information to the Company may result in withdrawal of our employment offer or termination of employment, if hired.

While we are confident that we will have a mutually beneficial employment relationship, your employment with inVentiv is on an at-will basis. This means that both you and inVentiv can terminate the employment relationship at any time, for any reason, with or without notice. This offer letter does not create a contract of employment.

The terms and conditions of this offer letter supersede any previous written or verbal representations between the parties with respect to the subject matter contained herein.

Michael, I am looking forward to your joining our inVentiv leadership team. Please confirm your acceptance by signing and returning this letter within five (5) business days. By signing this offer letter, you represent that you have reviewed and understand the letter and that you are not subject to any restrictions or covenants that would impede your performance of the duties and responsibilities of your position with the Company or violate any applicable agreement.

Sincerely

/s/ Michael Bell
Michael Bell
Chief Executive Officer

I accept inVentiv's offer of employment based on the terms and conditions described in this offer letter.

/s/ Michael McKelvey	May 18, 2015
Signature	Date

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